Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2022-USNCH12155 Registration Statement Nos. 333-255302; 333-255302-03 Dated May 16, 2022; Filed pursuant to Rule 433

Dual Directional Trigger PLUS Based on the Common Stock of Apple Inc. Due June , 2024
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying shares:	Shares of common stock of Apple Inc. (ticker symbol: “AAPL UW”)
Stated principal amount:	$10 per security
Pricing date:	May 31, 2022
Issue date:	June 3, 2022
Valuation date:	May 31, 2024, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur.
Maturity date:	June 5, 2024
Payment at maturity[1]:

For each $10 stated principal amount security you hold at maturity:

▪    If the final share price is greater than the initial share price:
$10 × the leveraged return amount, subject to the maximum upside return

▪    If the final share price is less than or equal to the initial share price but greater than or equal to the trigger price:
$10 + ($10 × the absolute share return)

▪     If the final share price is less than the trigger price:
$10 + ($10 × the share return)

If the final share price is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $8.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:	The closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Maximum upside return:	$3.85 per security (38.50% of the stated principal amount). If the underlying shares appreciate, the payment at maturity per security will not exceed $10.00 plus the maximum upside return.
Absolute share return:	The absolute value of the share return
Leveraged return amount:	$10 × the share return × the upside leverage factor
Upside leverage factor:	200.00%

Share return:	(i) The final share price minus the initial share price, divided by (ii) the initial share price
Trigger price:	80.00% of the initial share price
CUSIP/ISIN:	17330M882 / US17330M8828
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/0000200245/ 000095010322008496/dp172994_424b2-us2292381.htm

Hypothetical Payout at Maturity1 2
Change in Underlying Shares	Return on Securities
+50.00%	+38.50%
+40.00%	+38.50%
+30.00%	+38.50%
+20.00%	+38.50%
+19.25%	+38.50%
+15.00%	+30.00%
+10.00%	+20.00%
+5.00%	+10.00%
0.00%	0.00%
-5.00%	+5.00%
-10.00%	+10.00%
-20.00%	+20.00%
-21.00%	-21.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
[1]All payments are subject to our credit risk [2]Assuming the maximum upside return is set to the minimum value indicated

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $9.12 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose some or all of your investment.

•	The securities do not pay interest.

•	Your potential return on the securities is limited.

•	Investing in the securities is not equivalent to investing in the underlying shares.

•	Your payment at maturity depends on the closing price of the underlying shares on a single day.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.

•	The estimated value of the securities was determined for Citigroup Global Market Holdings Inc. by its affiliate using proprietary pricing models.

•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.

•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.

•	Citigroup Global Market Holdings Inc.’s offering of the securities does not constitute a recommendation of the underlying shares.

•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	The price of the underlying shares may be adversely affected by Citigroup Global Market Holdings Inc.’s or its affiliates’ hedging and other trading activities.

•	Citigroup Global Market Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Market Holdings Inc.’s affiliates.

•	You will have no rights and will not receive dividends with respect to the underlying shares.

•	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement.

•	The securities will not be adjusted for all events that could affect the price of the underlying shares.

•	If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount.

•	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares.

•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.

•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.